UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 11, 2011
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (I.R.S. Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of principal executive offices)
(781) 565-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 11, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Nuance Communications, Inc. (the “Company”) approved a new three-year employment agreement (which may be extended by mutual agreement for additional one year terms) with Paul Ricci, the Company’s Chairman and Chief Executive Officer. A summary of certain terms of the Employment Agreement is below and is qualified in its entirety by reference to the Employment Agreement, which is filed as an exhibit hereto and incorporated by reference herein. Mr. Ricci will receive an annual base salary of $800,000 with an annual bonus opportunity, which shall be based upon the achievement of performance criteria established by the Committee, of up to 100% of his base salary. Mr. Ricci will also receive the following equity-based compensation awards: (i) 750,000 stock purchase rights, at a per share purchase price equal to the par value of the Company’s common stock, which shall vest over time in three equal annual installments on each anniversary of the grant date and (ii) 750,000 restricted stock units which shall vest based on achievement of certain performance based objectives in even increments over a three-year period upon determination of Mr. Ricci’s achievement of such performance based objectives as set and determined by the Committee.
     Upon any termination of Mr. Ricci’s employment by the Company, other than for cause, death or disability, Mr. Ricci shall be entitled to continued payment of 1.5 times his base salary as then in effect and payment of 150% of his target Performance Bonus which had been in effect in the fiscal year ending prior to the year of termination; provided, however, if such termination occurs within 12 months of a change in control of the Company, or by Mr. Ricci for good reason, Mr. Ricci shall be entitled to continued payment of 2.0 times his base salary as then in effect and payment of 200% of his target bonus which had been in effect in the fiscal year ending prior to the year of termination,. In addition, upon any termination of Mr. Ricci’s employment by the Company, other than for cause, death or disability, or by Mr. Ricci for good reason, (i) stock options and stock purchase rights shall continue to vest during the severance period and any unvested options or awards at the termination of the severance period will be forfeited, and (ii) unvested restricted stock units shall become fully vested, provided, however, if such termination occurs within 12 months of a change in control of the Company, or by Mr. Ricci for good reason, the vesting of 100% of Mr. Ricci’s stock options and stock purchase rights shall accelerate upon the termination event. Following termination of Mr. Ricci’s employment, Mr. Ricci shall be entitled to exercise all stock options for the lesser of (i) the life of the stock option or (ii) two years following the termination date. If Mr. Ricci’s employment is terminated due to his death or disability, Mr. Ricci (or his legal heirs or designees) shall be entitled to receive his base salary through the termination date, (i) receive an amount equal to 1.5 times Mr. Ricci’s Base Salary at the time of the death or disability plus an amount equal to 100% of Mr. Ricci’s target Performance Bonus, as then in effect in the fiscal year ending prior to the death or disability, and (ii) all equity-based compensation awards issued to Mr. Ricci shall accelerate and be fully vested as of the termination date and an extended period of time to exercise vested options for a period of two (2) years or until their original expiration date. Mr. Ricci is also entitled to continuation of certain Company benefits following termination of employment, depending on the circumstances surrounding such termination.
     In exchange for these severance benefits, Mr. Ricci has agreed (i) not to compete with the Company, (ii) not to solicit the Company’s employees or customers, (iii) not to otherwise disparage the Company or any of its directors or employees, and (iv) to continue to be by bound by the Company’s standard confidential information agreement during the period in which he is receiving severance payments from the Company.
     The Company has agreed to continue to pay the applicable premiums for (i) a life insurance policy covering Mr. Ricci in the amount of $1,000,000 and (ii) a long term disability insurance policy providing coverage for sixty (60%) of Mr. Ricci’s base eligible earnings. The Company has also agreed to provide an enhanced executive medical program and will reimburse up to $50,000, net of withholding taxes, of services provided under the program annually. The Company has also agreed to reimburse Mr. Ricci up to an aggregate of $250,000 for post-retirement medical coverage for a 10 year period. Mr. Ricci will only receive this benefit until such time as he is sixty-five years of age.
     The Company has also agreed to reimburse Mr. Ricci for up to $25,000 of tax and financial planning services and to provide a $20,000 car allowance to Mr. Ricci, each of which are net of withholding taxes. The Company also has agreed to reimburse Mr. Ricci for his reasonable attorney fees incurred with the negotiation and execution of this Employment Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: November 17, 2011	By:	/s/ Thomas Beaudoin
Thomas Beaudoin
Chief Financial Officer